Registration No. 333-182394

Filed Pursuant to Rule 433

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

Floating Rate Senior Notes due 2016 (the “Notes”)

September 5, 2013

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	Floating Rate Senior Notes due 2016

Aggregate Principal Amount:	U.S.$750,000,000

Price to Public:	100.00% of principal amount, plus accrued interest, if any, from September 12, 2013

Maturity:	September 12, 2016

Spread to LIBOR:	+100 basis points (1.0%)

Designated LIBOR Page:	Reuters Page LIBOR 01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Initial Interest Rate:	Three-month LIBOR plus 100 basis points, determined on the second London business day preceding the settlement date

Day Count Convention:	Actual / 360

Interest Payment Dates:	Quarterly on March 12, June 12, September 12 and December 12 of each year, commencing on December 12, 2013

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Minimum Denomination:	U.S.$200,000 and multiples of U.S.$1,000 in excess thereof

CUSIP:	02364W BF1

ISIN:	US02364WBF14

Trade Date:	September 5, 2013

Settlement Date:	September 12, 2013 (T+5)

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Banca IMI S.p.A.
BBVA Securities Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-182394).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at +1-877-858-5407, Banca IMI S.p.A. at +39-02-7261-5934 or BBVA Securities Inc. toll-free at +1-800-422-8692.

2